EX-10.48

THOMAS P. SWEENEY III

EMPLOYMENT AGREEMENT EXTENSION

           This extension (the "Extension") to the Thomas P. Sweeney III Employment Agreement dated August 17, 2004 (the "Employment Agreement"), by and between Incentra Solutions, Inc., f/k/a Front Porch Digital, Inc., a Nevada corporation with its headquarters located in Boulder, Colorado (the "Employer"), and Thomas P. Sweeney III (the "Executive") is entered into this 2nd day of April 2007 and made effective as of the 22nd day of March 2007. In consideration of the mutual covenants contained in the Employment Agreement and this Extension, the Employer and the Executive agree as follows:

          1. The Employment Agreement is hereby extended for a period of three (3) years until March 21, 2010 (the "Extended Term"), subject to the amendments set forth in this Extension.

          2. Paragraph 4(a) of the Employment Agreement is hereby amended to read in full as follows:

                     "(a) Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a base salary (the "Salary") from and after March 22, 2007, at the annual rate of Three Hundred Twenty-five Thousand Dollars ($325,000.00) subject to increase from time to time at the discretion of the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives."

          3. Paragraph 4(b) of the Employment Agreement is hereby amended to read in full as follows:

                     "(b) Bonus. Executive shall be eligible for an annual bonus of Three Hundred Thousand Dollars ($300,000.00) at target, for the year 2007, based upon Executive's achievement of certain performance criteria to be determined and evaluated by the Board of Directors in its sole discretion. Executive's annual bonus eligibility for the years 2008 and 2009 may be increased at the discretion of the Board of Directors upon recommendation of the Compensation Committee. Such bonus shall be payable on or before February 25th of each year."

          4. This Extension may be executed in counterparts which, when taken together, shall constitute one and the same agreement. Execution and delivery of this Extension by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Extension by such party. Such facsimile copies shall constitute enforceable original documents.

          5. Except as otherwise expressly modified by this Extension, all terms, provisions, covenants and agreements contained in the Employment Agreement shall remain unmodified and in full force and effect for the Extended Term.

          IN WITNESS WHEREOF, this Extension has been executed by the Employer and by the Executive as of the date first written above.

INCENTRA SOLUTIONS, INC. By: /s/ Anthony DiPaolo Name: Anthony DiPaolo Title: Chief Financial Officer EXECUTIVE: By: /s/ Thomas P. Sweeney III Thomas P. Sweeney III